Baker Hughes, a GE company Announces Final Results of
Maximum Tender Offers by Baker Hughes, a GE company, LLC
LONDON & HOUSTON (January 3, 2018) — Baker Hughes, a GE company (NYSE: BHGE) (“BHGE”) announced today the final results of the previously announced cash tender offers (the “Maximum Tender Offers”) by its subsidiary, Baker Hughes, a GE company, LLC (“BHGE LLC”) to purchase up to $175 million (the “Aggregate Maximum Purchase Price”) in aggregate purchase price of the outstanding (i) 8.550% Debentures due 2024 (the “2024 Notes”) and (ii) 6.875% Notes due 2029 (the “2029 Notes” and, together with the 2024 Notes, the “Securities”).  The terms and conditions of the Maximum Tender Offers are described in the Offer to Purchase, dated December 4, 2017 (the “Offer to Purchase”).  The pricing and early tender results of the Maximum Tender Offers were announced in BHGE’s news releases dated December 18, 2017.
The Maximum Tender Offers expired at 12:00 midnight, New York City time, on January 2, 2018 (one minute after 11:59 p.m., New York City time, on January 2, 2018) (the “Expiration Date”). On December 19, 2017, BHGE LLC purchased $6,117,000 aggregate principal amount of the 2024 Notes and $62,386,000 aggregate principal amount of the 2029 Notes which were validly tendered and not validly withdrawn in the Maximum Tender Offers prior to or at 5:00 p.m., New York City time, on December 15, 2017 (the “Early Tender Date”).
According to information provided by D.F. King & Co., Inc., the tender and information agent for the Maximum Tender Offers, as of the Expiration Date, (i) $6,117,000 aggregate principal amount of the 2024 Notes were validly tendered and not withdrawn in the Maximum Tender Offers and (ii) $65,486,000 aggregate principal amount of the 2029 Notes were validly tendered and not validly withdrawn in the Maximum Tender Offers, of which $3,100,000 aggregate principal amount of 2029 Notes were validly tendered after the Early Tender Date.  No additional 2024 Notes were tendered after the Early Tender Date.
BHGE LLC expects to accept for purchase all 2029 Notes validly tendered after the Early Tender Date and prior to or at the Expiration Date pursuant to the Maximum Tender Offers. The settlement for the 2029 Notes validly tendered after the Early Tender Date and prior to or at the Expiration Date and accepted for purchase by BHGE LLC is expected to take place on January 4, 2018 (the “Final Settlement Date”). Holders whose 2029 Notes are accepted for purchase will receive tender offer consideration of $1,294.00 per $1,000 principal amount, which excludes the $50 early tender payment, plus accrued and unpaid interest from and including the last interest payment date for the 2029 Notes up to, but not including, the Final Settlement Date.

BHGE LLC is funding the purchase of 2029 Notes accepted for purchase at the Final Settlement Date with part of the proceeds from the issuance of BHGE LLC’s 2.773% senior notes due 2022, 3.337% senior notes due 2027 and 4.080% senior notes due 2047, which was completed on December 11, 2017.

Morgan Stanley & Co. LLC and Barclays Capital Inc. were dealer managers for the Maximum Tender Offers. D.F. King & Co., Inc. served as the information agent and the depositary for the Maximum Tender Offers.
Questions regarding the Maximum Tender Offers may be directed to: Morgan Stanley & Co. LLC at (800) 624-1808 (toll free) or (212) 761-1057 or Barclays Capital Inc. at (800) 438-3242 (toll free) or (212) 528-7581.  Requests for the Offer to Purchase may be directed to D.F. King & Co., Inc., free of charge, by calling toll-free at (866) 796-7179 (bankers and brokers can call collect at 212-269-5550) or by e-mail at bhge@dfking.com.
This news release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any securities and the Maximum Tender Offers do not constitute an offer to buy or the solicitation of an offer to sell Securities in any jurisdiction or in any circumstances in which such offer or solicitation is unlawful.
Forward-Looking Statements
This news release may contain forward-looking statements (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in BHGE’s Registration Statement on Form S-4 (File No. 333-216991), filed by BHGE with the Securities and Exchange Commission (“SEC”) and declared effective on May 30, 2017; BHGE’s subsequent quarterly reports on Form 10-Q for the quarterly periods ended June 30, 2017 and September 30, 2017; BHGE LLC’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2017; and those set forth from time to time in other filings with the SEC by BHGE and BHGE LLC. The documents are available through BHGE’s website or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.
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About Baker Hughes, a GE company
Baker Hughes, a GE company (NYSE: BHGE) is a fullstream provider of integrated oilfield products, services and digital solutions. We deploy minds and machines to enhance customer productivity, safety and environmental stewardship, while minimizing costs and risks at every step of the energy value chain. With operations in over 120 countries, we infuse over a century of experience with the spirit of a startup - inventing smarter ways to bring energy to the world.
Investor Contact:
Philipp Mueller, +1 281-809-9088
investor.relations@bhge.com

Media Contacts:
Stephanie Cathcart, +1 202-549-6462
stephanie.cathcart@bhge.com

Melanie Kania, +1 713-439-8303
melanie.kania@bhge.com